Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm as “experts” in this Registration Statement on Form S-8 pertaining to the <Restricted Stock Plan> of Mead Westvaco Corporation and to the incorporation by reference therein of our report dated January 9, 2004 (except as to note 6 which is as of January 26, 2004 and note 8[a] which is as of February 2, 2004), with respect to the financial statements of Northwood Panelboard Company included in Mead Westvaco Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Toronto, Canada	Ernst & Young LLP
February 27, 2004	Chartered Accountants